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                                                                     Exhibit 3.3

                AMENDMENT NO. 1 TO AMENDED AND RESTATED BY-LAWS
                                      OF
                            BOSTON PROPERTIES, INC.

     Pursuant to a vote of the Board of Directors of Boston Properties, Inc., adopted at a meeting held on January 24, 2000, Section 2.6 of Article II of the Amended and Restated By-laws of Boston Properties, Inc. is hereby deleted in its entirety and replaced with the following:

     "2.6 Voting and Proxies. Stock holders shall have one vote for each share of stock entitled to vote owned by them of record according to the stock transfer books of the Corporation, unless otherwise provided by law or by the Certificate. Stockholders may vote either (i) in person, (ii) by written proxy or (iii) by an electronic transmission permitted by (s)212(c) of the Delaware General Corporation Law ("DGCL"). No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission permitted by (s)212(c) of the DGCL may be substituted for or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission. Proxies shall be filed in accordance with the procedures established for the meeting of stockholders. Except as otherwise limited therein or as otherwise provided by law, proxies authorizing a person to vote at a specific meeting shall entitle the persons authorized thereby to vote at any adjournment of such meeting, but they shall not be valid after final adjournment of such meeting. A proxy with respect to stock held in the name of two or more persons shall be valid if executed by or on behalf of any one of them unless at or prior to the exercise of the proxy the Corporation receives a specific written notice to the contrary from any one of them. A proxy purporting to be executed by or on behalf of a stockholder shall be deemed valid, and the burden of proving invalidity shall rest on the challenger."

Adopted and effective as of January 24, 2000